Exhibit 10.12

Public Relations/Advertising Agreement

This document sets forth the agreement between **ZYTO Corp**, (the "Company") and **Aquiline Group, Inc.** ("Aquiline Group"), concerning Investor/Public Relations services rendered to the Company from June 15, 2010 continuing through June 30, 2011 (12.5 months).

This document shall serve as our agreement, as detailed below. Therefore, the Agreement contains the full and complete understanding between the parties and supersedes all prior understandings. It is further understood/agreed that this Agreement may not be altered, modified or changed in any way without the expressed written consent of both parties.

1. The Services
During the term of this agreement, Aquiline Group shall use its best efforts to provide the Company public and financial communication services, and will serve, when requested, as the Company liaison and spokesperson. Aquiline Group's duties shall include but are not limited to:

A. Managing and communicating the company's corporate profile within the investment community, with the goal of raising and improving such profile; conducting meetings. in person or by telephone, with brokers, dealers, analysts and other investment professionals and to advise them of the company's plans, goals, and activities,

B. Soliciting and arranging meetings with the investment community (both sell-side and buy-side) to promote the Company. It is understood that Aquiline Group does not perform investment advisory service and/or advise any person or entity to buy or sell the Company's stock and that Aquiline Group merely acts as a liaison between the Company and its shareholders, potential investors, institutions, and retail stockbrokers as an intermediary on behalf of the Company.

C. Aquiline Group agrees to make reasonable efforts to increase public participation in the Company's activities by assisting with the supervision of corporate advertising, Internet website and annual financial releases as approved by the company.

D. Aquiline Group agrees to be available and provide reasonable amounts of time and upon reasonable notice, devote reasonable and good faith attention as well as financial advice and consulting to the Company and the Company's other communication and public relation needs.

E. Aquiline Group agrees to make reasonable efforts in positioning the Company for business media coverage and, from time to time, pursuing the same.

2. Compensation for the Services
The term of this agreement shall commence on the effective date and shall expire twelve and one half (12.5) months thereafter.

A. Aquiline Group is to receive a total of one million two hundred thousand (1,200,000) shares of restricted (Rule 144) common stock of ZYTO Corp trading under ticker symbol ZYTC valued at Ninety-Seven Thousand Two Hundred US Dollars ($97,200.00). The Company shall remit 100,000 shares of restricted (Rule 144) common stock of ZYTO Corp to Aquiline Group on a monthly basis, as services are performed.

B. At the option of Aquiline Group, all services identified shall commence upon the receipt of the deposit of 100,000 shares of restricted (Rule 144) common stock of ZYTO Corp.

C. It is mutually agreed upon that during the term of this Agreement, The Company shall reimburse Aquiline Group for out-of-pocket expenses in connection with Aquiline Group services to the Company, including but not limited to travel, press releases and outside investor conferences. Third party investor conferences and dinners are to be paid by the Company directly to the third party. All expenses, however, shall be itemized and approved by the Company prior to any such expenditure by Aquiline Group.

D. Company understands and acknowledges that Aquiline Group cannot and will not own more than ten percent (10%) of the issued and outstanding stock at any one time.

4. Termination: In the event of a breach of this agreement by the Company, Company shall be responsible for any outstanding fees and expenses. Aquiline Group shall have the right to terminate this agreement on the grounds of the Company's failure to remit the required monthly payments or in the event of any breach of the agreement of the Company. Company has the right to terminate this agreement with thirty (30) days written notice. During this notice period, Company and Aquiline Group agree to continue to observe the terms and conditions of this agreement, including but not limited to the compensation terms, fees and escrow. The parties agree that written notice will be deemed accepted and received by the parties via certified mail delivered to the address above or fax notification.

5. Representations: Company represents and warrants that it is incompliance with all required filings and regulations of FINRA, the SEC and/ or any other governmental agencies, and that the company's stock is not suspended from trading for any reason whatsoever. Company further represents and warrants that during the term of this agreement, it will continue to file all required reports with the SEC, FINRA, and/or any other governmental agencies and will continue to adhere to SEC, FINRA, and/or any other governmental agency's requirements.

Company understands that the FINRA and SEC require that all press releases be based on fact. Therefore, Company represents and warrants that it will maintain a filing of all press releases with the necessary supporting documentation verifying the contents of the press release. Company will keep back up to every press release. Company represents and warrants that it is not utilizing free trading shares issued under either S-8 or Rule 701 to compensate Aquiline Group.

Attorney Fees. In the event of a dispute between parties concerning the enforcement or interpretation of this agreement, the prevailing party in such dispute, whether by legal proceedings or otherwise, shall be reimbursed immediately for the reasonably incurred attorneys fees and other costs and expenses by the other parties to the dispute.

Expenses associated with this agreement. Each of the parties hereto agrees to bear its own costs, attorney's fees and related expenses associated with this agreement.

Arbitration. Any dispute or claim arising from or in any way related to this agreement shall be settled by arbitration in Florida at the option of Aquiline Group. All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association (AAA). AAA shall designate a panel of three arbitrators from an approved list of arbitrators following both parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party. Each party shall pay its own expenses associated with such arbitration. A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question would be barred by the applicable statutes of limitations. The decision of the arbitrators shall be rendered within (60) days of submission of any claim or dispute, shall be in writing and mailed to all the parties included in the arbitration. The decision of the arbitrator shall be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereof.

Payment Failure. If at any time, company shall be in default of the payment provisions of this contract for a period greater than five (5) days, all services provided by Aquiline Group under this agreement shall be suspended until such time as payment in full of any outstanding balance is made and services under the agreement shall be reinstated on the day after the day on which payment is received. Aquiline Group reserves the right, at Aquiline Group's sole option, to submit and assign any outstanding balance to an independent third party for the purpose of collecting any outstanding balance owed to Aquiline Group. The Company acknowledges that Aquiline Group is acting as an independent contractor and not as an employee of the Company. As such, neither party has the authority to bind the other, nor make any unauthorized representation on behalf of the other. The Company acknowledges that Aquiline Group is in the business of providing consulting services to other businesses and entities. Aquiline Group reserves the right to perform similar services for others, as well as engage in other business activities. Aquiline Group will use its best efforts to maintain the confidential nature of the proprietary or confidential information the Company entrusts to it through strict control of its distribution and use. Aquiline Group agrees that all service shall be performed in accordance with all applicable laws, rules and regulations.

The Company agrees to indemnify Aquiline Group and its officers and employees and hold them harmless for any act, losses, claims damages, liabilities or expenses arising out of any course of action brought against Aquiline Group in connection with its rendering services under this Agreement so long as its acts are not fraudulent and are not in breach of this agreement or in violation of any Securities Acts, Rules or Policies.

Aquiline Group agrees that all services shall be performed in accordance with all applicable laws, rules and regulations.

This Agreement shall be construed according to the laws of the State of Florida.

Executed this 15th day of June, 2010.

Aquiline Group

Dio Poueris, CEO

ZYTO Corp

Vaughn R Cook, CEO